AMENDMENT 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of July 24, 2024 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between the Distributor and the Fund dated June 20, 2024
“Distributor”	ALPS Distributors, Inc.
“Fund”	Columbia Seligman Premium Technology Growth Fund, Inc.

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

COLUMBIA SELIGMAN PREMIUM
TECHNOLOGY GROWTH FUND, INC.	ALPS DISTRIBUTORS, INC.

By: /s/ Daniel J. Beckman	By: /s/ Stephen Kyllo
Name: Daniel J. Beckman	Name: Stephen Kyllo
Title: President	Title: SVP & Director

Distribution Agreement Amendment 1

Schedule A to this Amendment

Amendments

Effective as of the Effective Date, the Existing Agreement is amended as follows:

1.	The second WHEREAS clause of the Existing Agreement is hereby deleted in its entirety and replaced with the following:

“WHEREAS, the Fund has filed a registration statement on Form N-2 (File No. 333-280485 and 811-22328) (the “Registration Statement”) pursuant to the Investment Company Act and the Securities Act of 1933, as amended, and the rules and regulations thereunder (collectively, the “Securities Act”), to register shares of common stock, $0.01 par value, of the Fund (the “Common Shares”), which may be issued and sold from time to time through various specified transactions, including at-the-market (“ATM”) offerings pursuant to Rule 415(a)(4) under the Securities Act; and”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.

The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.

This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.

This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.